Exhibit 10.2

Amendment No. 1

to

Solo Cup Investment Corporation

2004 Management Investment and Incentive Compensation Plan

This Amendment No. 1 to the Solo Cup Investment Corporation (“SCIC”) 2004 Management Investment and Incentive Compensation Plan (the “Plan”) is made as of the date the Board of Directors of SCIC adopt such amendment.

1. Paragraph 6 “Shares Reserved Under the Plan” is hereby amended by deleting the first sentence in its entirety and replacing it with the following:

“The total number of Common Shares authorized for issuance under the Plan is 1,350,000 shares and, together with the Common Shares underlying the CPUs, 1,450,000, subject to adjustment as set forth in Section 9 below.”

2. Except as expressly amended above, all other terms and conditions of the Plan are in full force and effect.